INSUREBASE AGREEMENT

THIS AGREEMENT ("Agreement") is made as of the Effective Date by and between The Bluebook International, Inc., a Nevada Corporation with offices located at 21098 Bake Parkway Suite 100, Lake Forest, Ca. 92630 hereinafter, the ("Licensor") and Underwriters Rating Board, a New York Unincorporated Association, and URB Services Corp., a New York Corporation, with its principal offices located 2932 Curry Road Schenectady New York 12303, hereafter the Licensee.

WHEREAS, Licensor develops, markets and owns rights or license to certain Software and Internet website for accessing the Software, as identified hereunder; and.

WHEREAS, Licensee has evaluated the Software, examined the capabilities of the Software, and Licensee desires to use the Software by accessing the Software on an Internet website, and desires to provide the software for use by Licensee's members and subscriber companies by said members and subscriber companies and the members and subscriber companies authorized agents by accessing the Software on an Internet website, subject to the terms and provisions of the Agreement and the Terms and Conditions (as defined below).

NOW, THEREFORE, in consideration of the mutual benefits of the covenants and restrictions herein contained, Licensor and Licensee hereby agree as follows:

Section 1.00 – Terms and Conditions: Licensor's standard terms and conditions of use of the Software (which are incorporated on the Licensor's website are also incorporated herein by this reference and shall apply to this Agreement ("Terms and Conditions"). The Agreement and the Terms and Conditions contain the entire understanding of the parties and supersede previous verbal and written agreements between the parties concerning the InsureBASE Software. In the event the Agreement and the Terms and Conditions conflict, the Terms and Conditions shall prevail. Acceptance of the Terms and Conditions and license agreement included on the InsureBASE product web site will serve as the authorized user's acceptance of the InsureBASE Terms and Conditions and will supercede any previous Terms and Conditions and is subject to change without notice. Licensee and Licensee's members and subscriber companies and the members and subscriber companies authorized agents as approved by ~~URB Services Corporation~~ Licensee will be given an option to "Agree" or to "Disagree" with the Terms and Conditions of use of the InsureBASE solutions prior to being allowed access to the InsureBASE web site. Authorized users who elect NOT to agree with the Terms and Conditions of use will not be allowed access to the InsureBASE product.

Section 1.01 – Recitals: The above recitals and identification of parties are true and correct.

Section 1.02 – Grant of License: Licensor hereby grants to Licensee and Licensee's authorized members, subscriber companies and the members and subscriber companies authorized agents a non-exclusive license to access the Software and the User-Guide for the Term, subject to the terms and provisions of the Agreement and these Terms and Conditions as agreed by and between the Licensor and the Licensee. Licensor hereby grants to Licensee a transferable license subject to the terms and conditions of the Agreement and these Terms and Conditions which shall allow Licensee to provide access to and use of the software to Licensee's members and subscriber companies, providing that:

- An authorized list is provided to Licensor by Licensee within 30 days of the execution of this Agreement being incorporated by reference and annexed to this Agreement as Exhibit A. Licensee's members and subscriber companies shall in turn be allowed to provide access to and use of the software to the members and subscriber companys' authorized agents, a list of which shall be provided to Licensor within 30 days of the execution of the Agreement being incorporated by reference and annexed to this Agreement as Exhibit B.

Section 1.03 – Password: Licensee hereby accepts responsibility for, and shall be liable for, all access to the Software in connection with the Licensee's Password or Passwords. Licensee shall access the Software only using the Password. Licensee shall be responsible for the confidentiality and maintenance of the Licensee's Password. Licensee, Licensee's members and subscriber companies and the members and subscriber companies authorized agents shall access the Software pursuant to this Agreement and its Terms and Conditions, subject to the approval of Licensor. Licensee, Licensee's members and subscriber companies and the members and subscriber companies authorized agents shall not assign or distribute Passwords and/or access codes. Any and all assignments of Passwords by the Licensee, Licensee's members and subscriber companies and the members and subscriber companies authorized agents, unless approved by the Licensor, shall be void and subject to use termination. Licensee shall use its best efforts within the limited boundaries of their authority over the members and subscriber companies to prevent unauthorized use of passwords provided to members and subscriber companies and the members and subscriber companies agents. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscribers companies or over the members and subscriber companies' agents.

Section 1.04 – Authorized Use: Licensee shall take reasonable measures to prevent Unauthorized Users from accessing the Software and Users-Guide. Licensee shall take all reasonable measures to prevent Unauthorized Access to the Software and User-Guide and Password. At a minimum, Licensee shall take the same measures to prevent Unauthorized Access to the Software, User-Guide and Password that it takes with access to its own software and/or other proprietary or licensed information.

Section 105 – Reserved.

Section 1.06 – Lawful Purpose: Licensee represents and warrants that all Licensee access to the Software shall not violate any contract, statute, law, rule, regulation, or other obligation under which Licensee is bound. Licensee represents and warrants that Licensee shall not access the Software or services to conduct or solicit the performance of any business or activity that is tortious or prohibited by law or contractual agreement and shall cause Licensee's member and subscriber companies and the members and subscriber companies authorized agents to be subject to the same obligations. Licensee shall use its best efforts within the boundaries of their authority over the members and subscriber companies to prevent unlawful use of the software provided to members and subscriber companies and the members and subscriber companies authorized agents, Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents.

Section 1.07 – Software Error Resolution: Licensor shall correct material Defects/Errors in the InsureBASE software within a reasonable time after Licensee, its members, subscribers and/or the members and subscriber companies' authorized agents report such Defect to Licensor ("Defect Resolution") as follows:

a. Problem Reporting: Upon discovering a Defect, Licensee, its members, subscribers and/or the members and subscribers authorized agents shall report the Defect within thirty (30) days of knowledge of discovery and submit to Licensor's technical support representatives for the InsureBASE product and request confirmation of a ("Service Request").

b. Telephone Defect Resolution: Within a reasonable time after receiving a Service Request, Licensor shall provide telephone support in the form of questions and answers and assistance to correct or give status as to the repair of the Defect.

Section 1.08 – Telephone Support: Licensor shall provide its standard support services ("Support Services") Monday through Friday [illegible]:00 am – 3 pm Eastern Standard Time except on all legal and Licensor stated holidays. Licensor also observes Christmas Eve and the day after New Year's. Technical support is limited to actual technical difficulties specific to the failure of the InsureBASE products stated functionality provided users manual. Telephone Support shall not be construed as an obligation by the Licensor to train Licensee or any of its members, subscriber companies and the members and subscriber companies authorized agents. Licensee, its members, subscribers and members, subscribers and the members and subscriber companies authorized agents will be provided

reasonable telephone assistance in answering questions concerning the use of the InsureBASE product ("Telephone Support"). Licensor shall refer authorized users to the InsureBASE user's manual at the sole judgment of the Licensor's technical support staff. Licensor reserves the right to change or modify technical support and or service times, however, Licensee shall be notified of all changes in support or services regarding the InsureBASE product at least 30 days prior to actual implementation by Licensor.

In the event of changes to technical or customer service by the Licensor, Licensor shall notify Licensee and it is the responsibility of Licensee to notify Licensee's members and subscriber companies, of these changes. Licensee shall notify its member and subscriber companies to notify the members and subscriber companies authorized agents of these changes. Support and Customer Service Notices may be published on the InsureBASE web site and shall serve as notice of change. Licensee shall provide Licensor with a contact person for each member and subscriber company within 30 days of the execution of this contract, said list of contacts to be incorporated by reference and annexed to this Agreement as Exhibit C.

Section 1.09 – Back-up: Licensor shall perform routine back-ups of the data on the Software on a weekly basis, except as otherwise as required, as determined at the exclusive discretion of Licensor. The Licensee may request additional backups or storage of the Licensee data, however, there may be an additional charge. Licensee's members and subscriber companies may request additional backup of their own proprietary data directly from Licensor and the price for such services shall be determined between Licensor and the member or subscriber company, and is to be paid by the member or subscriber company directly to Licensor. Licensee is not responsible for additional charges incurred by any member or subscriber company resulting from requests by members or subscriber companies for additional backups or storage of data. Member or subscriber companies authorized agents are not permitted to request back up of any data from Licensor at any time.

Section 1.10 – Access: Licensee accepts and agrees and Licensee has informed Licensee's member and subscriber companies that use of the Software requires establishment and maintenance of a dedicated Internet access to the Software with capacity and bandwidth as specified by Licensor as may be modified by Licensor from time to time. Licensee shall cause its member and subscriber companies to notify the member and subscriber companies authorized agents that use of the Software requires establishment and maintenance of a dedicated Internet access to the Software with capacity and bandwith as specified by Licensor as may be modified by Licensor from time to time. This agreement does not include establishment and maintenance of Internet access to the Software. Users shall be responsible for any costs in connection with accessing the Software on the Internet and using the Software, including (without limitation) telephone, communications, Internet service provider costs, Internet access software, computer hardware, modem, document production, fees charged by third parties, insurance, or any other costs incurred by accessing the Software or using the Services. InsureBASE was designed to work at Modem speeds of 14,400 baud and above. However, the speed in which InsureBASE returns data back to the Licensee and its users is dependent on others factors besides the speed of the Internet connection. These factors include, among others, local and installed computer usable memory, hard drive space, video card memory with display capabilities of at least 800x600 resolution and load and usage at peak times of the day. These factors, among others, may increase or decrease the users' level of experience when accessing or using the InsureBASE system.

Section 1.12 – Policy Statement: Licensee shall comply with and understand that the Policy Statement that located on the InsureBASE web site. Use of the software will obligate the users to its terms and conditions and will affect the Licensee's members, subscriber companies and the members and subscriber companies authorized agents. Licensor may modify the Policy Statement from time to time at the exclusive discretion of Licensor. However, Licensee shall be notified at least 30 days prior to implementation of a new Policy Statement. Notification on the web site shall serve as the 30 days notice to all users. Licensee shall use its best efforts within the boundaries of their authority over the members and subscriber companies to ensure compliance with the Policy Statement by members and subscriber companies and the members and subscriber companies agents. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents. However, Licensee understands that this does not relieve its members and subscriber companies and the members and subscriber companies authorized agents from the same compliance and obligation.

Section 1.13 Acceptance: Services provided by Licensor under the Agreement shall be deemed delivered by Licensor and accepted by Licensee its members, subscriber companies and the members and subscriber companies authorized agents upon use and as described in the terms and conditions

Section 1.14 - Enhancements: Licensor may release for a fee or Licensee may request in writing a desired Enhancement to the Software. Development of such Enhancement shall be subject to the exclusive discretion of the Licensor and may include additional fees. Licensee's member or subscriber companies or the members and subscriber companies authorized agents may not request a desired Enhancement to the software or services under the terms of this Agreement or the Terms and Conditions. Should Licensee's member or subscriber companies desire to request an Enhancement to the Software, said member or subscriber companies may make said request directly to Licensor. The cost for any such Enhancement shall be the responsibility of the member or subscriber company who requests it and shall be paid directly to Licensor by the member or subscriber company. Licensee is not responsible for any charges incurred for Enhancement(s) to the Software not requested by Licensee. Member and subscriber companies authorized agents may not make a request for Enhancement to the Software under any circumstances.

Section 1.15 - Representative: Licensee shall appoint at least one employee of Licensee as the primary representative of Licensee and all users under the Agreement ("Licensee Representative"). The Licensee Representative shall be the primary contact with Licensor for purposes of enabling Licensor to provide Defect Resolution, Support Services, Enhancements, Password and other service, maintenance and general information or requests by the Licensee. Licensee's member and subscriber companies shall provide one employee as the primary representative of each member or subscriber company who uses or has authorized agents using the system, said contact list to be provided within 30 days of the execution of the Agreement to be incorporated by referenced and annexed to the Agreement as Exhibit D.

Section 1.16 - Schedule Restrictions: Support Services, Enhancements, Defect Resolution, and Telephone Support to be provided by Licensor under the Agreement shall be performed only during the hours of 9:00 am to 3 pm, E.S.T., Monday through Friday (excluding holidays), unless otherwise required (as reasonably determined by Licensor).

Section 2.02 - Agreed Additional Services: Licensor shall perform additional services and Enhancements requested by Licensee and approved by Licensor at the time and material rates of Licensor prevailing at the time such services are rendered. Licensee shall be provided with said time and material rates at the time such services are requested and Licensor shall provide a good faith estimate of the cost of such services to Licensee prior to commencement of work. Upon approval by Licensee, Licensor shall be authorized to commence said work. Licensor shall invoice Licensee for any services provided by Licensor Net 30 days unless otherwise agreed on a separate statement of work.

Section 2.03 - Reserved.

Section 2.04 - Late Fee: Any amount which is not paid when due by Licensee to Licensor shall be increased by a late charge equal to 1½% of such unpaid amount for each month in which such amount is due and not paid.

Section 3.01 - Term: The Agreement shall be valid for the Term, commencing on date of signature.

Section 3.02 - Contract Term: The term of this agreement is three (3) years which will automatically renew on an annual basis ninety (90) days prior to the expiration of this agreement starting from the date of signature by both parties, unless otherwise stated in writing by Licensee or Licensor of its non-renewal of agreement prior to the renewal date.

Section 3.03 - Start-Up Fee: Waived.

Section 3.04 - Subscription Fee: Licensee shall pay an annual fee of $18,000 due Net 10 days from the Effective Date of the Agreement. The fee authorizes the Licensee to 38,000 single-entry transactions annually for authorized, registered users as submitted to Licensor by Licensee. The Licensee shall receive monthly, a usage report that lists the total number of transactions. Should Licensee exceed the 38,000 transaction during the first year, the additional Fee

will not exceed $ 2000.00 during the first year. Excess transaction fees over 38,000 for subsequent years will be agreed upon by Licensor and Licensee prior the annual renewal term of this agreement.

Section 3.06 – Refund: If the Agreement is terminated or cancelled by the Licensor, other than a material breach by the Licensee or as allowed at annual renewal, Licensee shall retain a pro-rated amount equal to the amount paid (38,000 transactions) less any and all transactions by Licensee, Licensee's member and subscriber companies and the members and subscriber companies authorized agents at the effective termination or cancellation date (as the case may be). If the agreement is terminated or cancelled in the first year by the Licensee for any reason other than a material breach by the Licensor, the Licensor shall be entitled to a penalty of $5,000, however, the total amount of the proration and penalty shall not exceed the annual agreement amount.

Section 3.07 – Licensee Termination: Licensee may terminate the Agreement after the first year upon providing thirty (30) days advance written notice of termination to Licensor. Termination shall be effective on the last day of the calendar month for which the thirty (30) day termination notice expires. Upon termination of the Agreement, Licensee, its members, subscriber companies and the members and subscriber companies authorized agents shall immediately cease and desist any and all access to and attempts to access the Software.

Section 3.08 – Licensor Termination: Licensor may terminate the Agreement upon providing ninety (90) days advance written notice of termination to Licensee for any reason. Termination shall be effective on the last day of the calendar month for which the ninety (90) day termination notice expires. However, if the Licensor terminates this agreement for any other reason than a material breach or annual termination of the contract, the Licensee shall be entitled to a prorated refund based on usage of $18,000 paid for 38,000 transactions at the effective termination date of the Agreement.

Section 3.09 – Payment: Except as stated in Section 3.06, 3.07 and 3.08, termination or cancellation of the Agreement shall not relieve Licensee from any payment obligation under the Agreement and all payment obligations of Licensee under the Agreement shall survive termination and cancellation of the Agreement. In the event Licensee terminates the Agreement before the expiration of the Term, upon termination, Licensee shall pay any and all remaining balances in full within thirty (30) days.

Section 3.10 – Nonpayment: Notwithstanding Sections 3.04, Licensor shall have the right to disable and deny Passwords or to restrict users and/or cancel the Agreement upon 10 days notice for Licensee's failure to pay any amount due on or before the Forty-fifth (45) day after receipt of an invoice.

Section 3.11 – Shut-off: Notwithstanding Sections 3.04 and 3.05, Licensor shall have the right to disable and deny Passwords and/or cancel the Agreement upon 10 days notice to Licensee for a violation of the license agreement by Licensee, Licensee's member and subscriber companies or member and subscriber companies' authorized agents.

Section 3.12 – Deactivation and Removal: Upon termination or cancellation of the Agreement, Licensor shall have the right to disable and deny access and cease all Licensee, Licensee's member and subscriber companies and the members and subscriber companies authorized agents access to the Software and Services. Upon termination or cancellation of the Agreement, Licensor shall remove the Licensee's member and subscriber company data and Licensor shall return a copy of all Licensee Data in Microsoft Excel 97 format. However, Licensor shall not be responsible for the condition or format of the data. Licensee shall destroy or return (as requested by Licensor) any copies of the User's-Guide or Licensor property in possession by Licensee, the Licensee's member or subscriber companies or the authorized agents of Licensee's member or subscriber companies.

Section 4.01 – Software Warranty: Licensor represents and warrants that the Software shall perform substantially as represented in the User-Guide beginning on the Effective Date. Licensor represents and warrants that all services shall be provided on a reasonable efforts basis and validated defects in software shall be corrected according to the provision provided herein.

Section 4.02 – Ownership and Title: Title to the Software, User-Guide and all technology, including (without limitation)

websites, in connection with the Software and any related services (excluding Third Party Technology), including all ownership rights to patents, copyrights, trademarks, trade secrets and intellectual property in connection therewith shall be the exclusive property of Licensor. As used herein, "Intellectual Property" means, any data, device, information, document, technology, object code, source code, "Marks" (defined below), goods or other asset of any kind, including all U.S. patents, world-wide patent rights, Berne Convention Copyright, Privacy Rights, trademark, or trade secret, relating to any such data, device, information, document, technology, object code, source code, Marks, goods or other asset including, all rights necessary for the U.S. and European Union development, manufacture, modification, enhancement, licensing, sale, use, reproduction, distribution, publication, performance, and/or display of such data, device, information, document, technology, object code, source code, Marks, goods or other asset. As used herein, "Marks" means any U.S. or European Union Community trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia, icons, domain names, and other sources or business identifiers all of which is and shall remain the property of the Licensor.

Licensee

Section 4.03 – Trademark Ownership - The Licensor represents and warrants to ~~Underwriters Rating Board~~ that it owns all right, title and interest in and to the Replacement Cost Calculator and Bluebook Marks and has the authority to grant to Underwriters Rating Board the rights to use the Calculator and Stated Bluebook Marks in accordance with this Agreement. The Trademark, InsureBASE, is jointly owned by the Bluebook and Basis100, however, Bluebook has the right under agreement to offer license to Licensee the use of InsureBASE.

Section 4.04 – Express Warranties: Licensee hereby acknowledges and agrees that Licensor (including officers, employees, agents, directors and independent contractors of Licensor) has not made any express warranties concerning the Software or User-Guide, excepting the software and services warranty in this agreement.

Section 4.05 – Downtime: Licensee hereby acknowledges and agrees that the Software may be inaccessible for a period of time for purposes of maintenance, installation, updates, replacements, backup, or modifications of the Software. Licensor hereby disclaims and Licensee hereby waives any and all Licensor responsibility resulting from Licensee failure to access the Software during such downtime. However, all scheduled maintenance times will be provided to Licensee at least fifteen (15) days prior and in most cases shall not exceed fifteen (15) minutes during "Standard hours of 7 am – 1 am Eastern Standard Time. However, the Licensee understands that the very nature of the InsureBASE product requires it to be updated several times a year in order to maintain its data. Therefore, the Licensor reserves the right to take the system offline during the hours of 1:01 a.m – 6:59 a.m. Eastern Standard Time for proper and necessary maintenance. It shall be the responsibility of Licensee to notify its member and subscriber companies of Downtime when notified by Licensor.

Section 4.06 – Loss of Data: Programming, software design errors, maintenance of the Software, or unauthorized access to the Software may result in the loss of data owned by Licensee's member or subscriber companies. Licensor shall not be responsible for any loss of said data. However, Licensor's backup of the data shall be in Microsoft® Excel 97 format and will be delivered quarterly via email to the member or subscriber company's home office contact person's email address as provided in the company contact list provided by Licensee.

Section 4.07 – Merchantability Limitation: Licensee, Licensee's member and subscriber companies and the members and subscriber companies authorized agents are solely responsible for determining whether the Software and information contained in or utilized by the Licensee, Licensee's member and subscriber companies and the members and subscriber companies authorized agents are suited for Licensee, Licensee's, Licensee's member and subscriber companies and the members and subscriber companies authorized agents needs and the results obtained from the Software, Services and any and all information from the use of InsureBASE or any of its related information and services. Licensor makes no claim that the Software are suitable for the needs of Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents. Licensor makes no representations regarding conformity with or satisfaction of any federal, state, or local laws. Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents are responsible for the proper use of the system.

Section 4.08 – Licensee Indemnification In the event of a claim or suit against Licensee, Licensee's member or subscriber companies or the members and subscriber companies authorized agents alleging that the Software violate a United States patent, copyright, or trade secret or any other proprietary rights of a third party in the United States, provided Licensee, Licensee's member or subscriber companies or the members and subscriber companies authorized agents gives Licensor prompt written notice upon Licensee's, Licensee's member or subscriber companies or the members and subscriber companies authorized agents knowledge of any such claim, provides Licensor with assistance and authority to assist Licensee, Licensee's member or subscriber companies or the members and subscriber companies authorized agents in the defense of such claim or action, and permits Licensor to defend, or settle (at Licensor's option) any such claim, Licensor shall in addition perform one or more of the following actions (as reasonably determined exclusively by Licensor) within one year of the date final judgment in favor of such third party's claim is rendered by a court of competent jurisdiction:

Section 4.09 Remedy

1. **Modification**: Modify the Software to avoid the infringement without substantially eliminating the functional and performance capabilities of the Software or obtain license from third party.

2. **Cancel of License Agreement:** Cancel License agreement with Licensee and absolve Licensee of any additional fees owed at that time and refund to Licensee any unused fees on a prorated basis.

The remedy set forth in **Section 4.08 and 4.09** with respect to allegations of any violation United States patent, copyright, or trade secret or any other proprietary rights of a third party in the United States are the exclusive remedy available to Licensee under this Agreement

Section 4.10 – Exclusive Remedy: The exclusive remedy of Licensee for failure of the Software and any related service in connection with or relating to the Agreement shall be limited to the replacement of the revised Software or re-performance of the services, as determined by Licensor,

Section 4.11 – Limitation of Damages: **Licensor (including officers, employees, agents, directors and independent contractors of Licensor) shall not be liable to Licensee and Licensee's member and subscriber companies and the members and subscriber companies agents under the Agreement for any direct or indirect loss, lost profits, consequential, exemplary, incidental or punitive damages, regardless of the form of action, whether in contract or in tort, or any other reason, regardless of whether Licensor and Licensee, Licensee's member and subscriber companies and the members and subscriber companies agents have been advised of the possibility of such damages in advance or whether such damages are reasonably foreseeable.**

Section 4.12 – Force Majeure: Licensor shall not be liable to Licensee and Licensee's member and subscriber companies and the members and subscriber companies agents for failing to perform its obligations under the Agreement because of circumstances beyond the control of Licensor. Such circumstances shall include, but not be limited to, any acts or omissions of any government or governmental authority, natural disaster, act of a public enemy, riot, sabotage, dispute or differences with workers, power failure, computer failure, network telecommunications activity, telecommunications and network failure, Internet failure, third party software defects, delays in transportation or deliveries of supplies or materials, acts of God, terrorism, and any events reasonably beyond the control of Licensor.

Section 4.13 – Indemnification: Other than as expressly stated in this Agreement, Licensee shall release, defend, indemnify and hold harmless Licensor (including officers, employees, agents, directors and independent contractors of Licensor) from and against claims, damages and liability (including reasonable attorney fees) arising from or related to use of the Software, any related services and/or due to the negligence by Licensee and Licensee's member and subscriber companies arising from or related to the Licensee Data, and arising from or related to Licensee's breach of the Agreement.

Section 4.13a – Indemnification – Other than as expressly stated in this Agreement, Licensor shall release, defend,

indemnify and hold harmless Licensee(including officers, employees, agents, directors and independent contractors of Licensee from and against claims, damages and liability (including reasonable attorney fees) arising from or related to use of the Software and any related services and due to the negligence of Licensor by Licensor, arising from or related to the Licensor's Data, and arising from or related to Licensor's breach of the Agreement.

Section 4.14 – Cooperation: Licensee shall provide Licensor information concerning the Software, as may be reasonably requested by Licensor from time to time, and shall fully cooperate with Licensor in good faith in the performance of the Agreement.

Section 4.15 – Export Assurance: Licensee shall not perform any act in conflict with or in violation of the export laws and regulations of the United States Licensee shall use its best efforts within the boundaries of the members and subscriber companies authority over the members and subscriber companies to ensure no act is in conflict with or in violation of the export laws and regulations of the United States by members and subscriber companies and the members and subscriber companies agents. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents.

Section 5.01 – Confidential Information: Receiving Party shall not disclose Confidential Information except to Authorized Persons. Receiving Party shall not duplicate, use, or disclose Confidential Information except as otherwise permitted under the Agreement. Confidential Information of Licensor shall be deemed to include all information concerning the Agreement, the Software, any related services and User-Guide.

Section 5.02 – Trade Secrets: Licensee hereby acknowledges and agrees that the Confidential Information of Licensor derives independent economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and from not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; is the subject of reasonable efforts under the circumstances to maintain its secrecy; and is a trade secret.

Section 5.03 – Third Party Technology: Licensee hereby acknowledges that the Software may incorporate or use Third Party Technology (in whole or in part) for use in connection with the Software. Licensee acknowledges that use of the Third Party Technology when accessing the Software is subject to any and all terms and conditions for such Third Party Technology as provided by owner or licensor of the Third Party Technology.

Section 5.04 – Reverse Engineering: Licensee shall not reverse engineer the Software or any related services and shall take reasonable measures to prevent the Software and related services from being reverse engineered. Licensee shall use its best efforts within the boundaries of their authority over the members and subscriber companies to ensure reverse engineering does not take place by members and subscriber companies and the members and subscriber companies agents. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents.

Section 5.05 – Copies: Licensee shall not copy the Software, related services, or User-Guide and shall take reasonable measures to prevent the Software, related services, or User-Guide from being copied without the prior written consent of Licensor. Licensee shall use its best efforts within the boundaries of their authority over the members and subscriber companies to ensure the Software, related services or User-Guide is not copied without prior written consent of Licensor by members and subscriber companies and the members and subscriber companies agents. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents.

Section 5.06 – Modifications: Licensee shall not modify the Software or related services and shall not allow the Software or related services to be modified without the prior written consent of Licensor. Licensee shall not use the Software or related services or any materials incident thereto to develop computer software without the prior written consent of Licensor. If the Software or related services is modified, such modifications shall be the sole and exclusive property of Licensor and Licensor shall own all of the rights, title and interests to such modifications and any resulting computer software, including (but not limited to) any and all copyrights, patents and trade secrets related thereto. Licensee is responsible for all actions by its users as defined by the users list or who is provided access to InsureBASE by the Licensee. Licensee shall use its best efforts within the boundaries of their authority over the members and subscriber companies to ensure modifications are not made by members and subscriber companies and the members and subscriber companies agents without prior written consent of the Licensor. Licensor acknowledges that Licensee has no direct control over Licensee's members and subscriber companies or over the members and subscriber companies' agents.

Section 5.07 – No Contest: Licensee shall not contest or aid in contesting the ownership or validity of the trademarks, trade secrets or copyrights of Licensor.

Section 5.08 Employee Pirating: Each party to the Agreement shall not (1) induce or solicit (directly or indirectly) any Associate of the other party to leave the employ or hire of the other party or (2) engage (directly or indirectly) the services of any Associate of the other party (as an employee, consultant, independent contractor, or otherwise) without the advance written consent of the other party.

Section 6.01 – Definitions: The following definitions shall apply: However, no failure to define definitions in this agreement shall change the obligations under this agreement.

(1) Access: The term "access" and variants thereof shall mean to store data in, retrieve data from or otherwise approach or make use of (directly or indirectly) through electronic means or otherwise.

(2) Agreement: The term "Agreement" shall mean that certain InsureBASE Agreement between Licensor and Licensee for accessing the Software, which incorporates the Terms and Conditions by reference.

(3) Associate: The term "Associate" shall mean an employee of Licensor or Licensee (as applicable) or an independent contractor hired by Licensor or Licensee (as applicable).

(4) Authorized Agent: Shall be an Agent of a member or subscriber company which member or subscriber company desires to provide access to the Software and said Agent is listed as an authorized user on Exhibit B, which list may be amended on 30 days written notice to the Licensor by Licensee, or by any of Licensee's member or subscriber companies listed on Exhibit A.

(5) Authorized Person: The term "Authorized Person" shall mean (i) employees and legal counsel of the Receiving Party who agree to maintain the confidentiality of such Confidential Information in consideration for receiving such Confidential Information; and (ii) individuals or organizations who are authorized in writing by the Disclosing Party to receive Confidential Information.

(6) Cancellation Notice: The term "Cancellation Notice" shall mean that written notice sent by a party to the other party seeking to cancel the Agreement because of breach by the other party.

(7) Confidential Information: The term "Confidential Information" shall mean all information disclosed by the Disclosing Party to the Receiving Party which is identified by the Disclosing Party in writing as proprietary or confidential at the time such information comes into the possession or knowledge of the Receiving Party and which is not: (i) already known to the Receiving Party from a source other than a Disclosing Party; (ii) conveyed to the Receiving Party by a third party without restrictions as to confidentiality or use; (iii) independently developed by the Receiving Party; and (iv) required by Court Order to be released by the Receiving Party.

(8) Data Services: The term "Data Services" shall mean those services providing access to the Licensee Data using the Password on the Web Site, including Telephone Support and Defect Resolution provided in Section 1.09 of the Terms and Conditions.

(9) Defect: The term "Defect" shall mean an electronic conversion error or indexing error that substantially impairs the performance, utility, and functionality of the Licensee Data via the Software as described in the User Guide.

(10) Disclosing Party: The term "Disclosing Party" shall mean a party to the Agreement who discloses Confidential Information to the other party to the Agreement.

(11) Effective Date: The term "Effective Date" shall mean the date both Licensor and Licensee sign the Agreement.

(12) Enhancement: The term "Enhancement" shall mean modifications to the Software that improve or expand the functionality or features of the Software as may be released by Licensor from time to time for a fee at Licensor's discretion or such modifications as requested by Licensee and Licensee's member and subscriber companies as approved by Licensor in writing.

(13) Index: The term "Index" shall mean the predefined search criteria for Licensee to access the Licensee Data on the Web Site, as requested by Licensee and approved by Licensor.

(14) Member and Subscriber Company: Are those insurance companies which are members of the Underwriters Rating Board to include Sterling Insurance Company, Security Mutual Insurance Company, Colonial Cooperative Insurance Company and/or Commercial Mutual Insurance Company and subscriber companies of the Underwriters Rating Board and who are listed as authorized users of the Software in Exhibit A, said list which may be modified from time to time on 30 days written notice to Licensor by Licensee.

(15) Password: The term "Password" shall mean that certain password and user name assigned by Licensor to Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents for purposes of accessing the Web Site.

(16) Policy Statement: The term "Policy Statement" shall mean those certain written statements of policies, in printed or electronic form, concerning access to the Software as may be adopted by Licensor and as modified by Licensor from time to time.

(17) Receiving Party: The term "Receiving Party" shall mean a party to the Agreement who receives Confidential Information from the other party to the Agreement.

(18) Restatements: The term "Restatements" shall mean Section 757 of the Restatement of Torts, Section 39 of the Restatement (Third) of Unfair Competition, Section 1 of the Uniform Trade Secrets Act, and 18 U.S.C. § 1839.

(19) Transaction or Single Entry: The term "Transaction" or "Single Entry" means one evaluation for each unique address. Modifications to characteristics of a unique address by the same user, is not considered a transaction. However, transactions after one year for the same unique address are considered a transaction and will be charged as such. Duplicate addresses accessed by the different users and passwords, shall be subject to a transaction.

(20) Software: The term "Software" shall mean InsureBASE for use on that certain computer or access via the Internet, or private line to software for accessing, managing, and retrieving the Licensor Data using Licensors software, accessible on the Internet by Licensee including the Web Site and Enhancements.

(21) Licensee Data: The term "Licensee Data" shall mean data, in any form, as submitted by Licensee to Licensor whether uploaded, posted, transmitted, or submitted by Licensee to Licensor for Data Services as owned by Licensee pursuant to this Agreement.

(22) Licensor Data: The term "Licensor Data" shall mean any and all data as accessed or retrieved by Licensee or any of its members, subscriber companies, independent contractors, agents or any others persons, in any form whether uploaded, posted, processed, transmitted, or submitted by Licensor to Licensee.

(23) Licensee Facilities: The term "Licensee Facilities" shall mean the office facilities of Licensee as identified by Licensee on the signature page of the Agreement.

(24) Term: The term "Term" shall mean a period of time starting on the Effective Date of this agreement and continuing until this Agreement is terminated or cancelled pursuant to the Terms and Conditions.

(25) Third Party Technology: The term "Third Party Technology" shall mean any and all third party technology, including (without limitation) computers, equipment, database software, and any other technology, incorporated in whole or part in the Software or used in connection with the Software.

(26) Unauthorized Access: The term "Unauthorized Access" shall mean any access to the Software, related services, or User-Guide except for (i) the exclusive purposes of using and accessing the Software and any related services according to the User-Guide on the Internet using the Password; (ii) searching, retrieving, processing, and downloading through InsureBASE, Licensee Data; and (iii) training employees of Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents in the use of the Software.

(27) Unauthorized User: The term "Unauthorized User" shall mean any individual who accesses the Software, related services, or User-Guide except for: (1) employees of Licensee authorized by Licensee to access the Software and User-Guide for (i) the exclusive purpose of using and accessing the Software according to the User-Guide on the Internet using the Password; (ii) searching, retrieving, processing, and downloading Licensee Data; and (iii) training employees of Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents in the use of the Software; and (2) Authorized Persons who are authorized in writing by Licensor to access the Software and User-Guide.

(28) User-Guide: The term "User-Guide" shall mean the user's guide for the Software in electronic or printed form as made available to Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents by Licensor.

(29) Web Site: The term "Web Site" shall mean that certain Internet Web Site for storing, accessing, managing, and retrieving the Licensor Data, accessible by Licensee and Licensee's member and subscriber companies and the members and subscriber companies authorized agents using the Data Services of the Licensor.

Section 6.02 – Assignments. All assignments of rights under the Agreement by Licensee or its authorized users without the prior written consent of Licensor shall be void.

Section 6.03 – Equitable Remedies: The parties hereby acknowledge that damages at law may be an inadequate remedy for Licensor. Therefore, Licensor shall have the right of specific performance, injunction, or other equitable remedy in the event of a breach of the Agreement or these Terms and Conditions by Licensee.

Section 6.04 – Amendments and Modifications: Waivers, alterations, modifications or amendments of a provision of the Agreement or the Terms and Conditions shall not be binding unless such waiver, alteration, modification or amendment is in writing and signed by Licensor.

Section 6.05 – Severability: If a provision of the Agreement or the Terms and Conditions is rendered invalid, the remaining provisions shall remain in full force and effect.

Section 6.06 – Captions: The headings and captions of the Agreement and the Terms and Conditions are inserted for reference convenience and do not define, limit or describe the scope or intent of the Agreement or the Terms and Conditions, or any particular section, paragraph, or provision.

Section 6.07 – Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

Section 6.08 – Governing Law: This Agreement shall be governed by the laws of the State of California, County of Orange without regard to any rules of conflict or choice of laws which require the application of laws of another jurisdiction, and venue shall be proper in California.

Section 6.09 Notice: All notices shall be in writing. Notices by Licensee to Licensor shall be deemed delivered when delivered by commercial next business day delivery service or by Certified or Registered Mail - Return Receipt Requested - to the address set forth below for Licensor. Notices by Licensor to Licensee shall be deemed delivered when delivered, by commercial next business day delivery service or by Certified or Registered Mail Return Receipt Requested to the address specified in the Agreement for Licensee or the email address provided by Licensee. Notice shall be deemed given on the date notice is delivered electronically, or by hand, or on the date of receipt - as evidenced in the case of Certified or Registered Mail by Return Receipt, whichever comes first. Notices by Licensor to Licensee electronically shall be deemed written notices.

Section 6.10 – Arbitration: If the Participants hereto are unable to resolve by mutual agreement any dispute or controversy between them concerning this Agreement, the Participants agree that the dispute or controversy shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions. The decision of the Arbitrator shall be final and binding and shall not be subject to appeal or trial de novo in a court of competent jurisdiction. Costs of arbitration shall be borne by the Participants in accordance with the decision of the arbitrators. Judgment upon the award rendered shall be entered into any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be. The arbitration proceedings shall be conducted by the American Arbitration Association (AAA) in Orange County, California.

Section 6.11 – Assurances: Each party hereby represents and warrants that all representations, warranties, recitals, statements and information provided to each other under the Agreement are true, correct and accurate as of the Effective Date of the Agreement to the best of their knowledge.

Section 6.12 – Litigation Expense: Except as otherwise stated in the Agreement, in the event of litigation arising out of the Agreement or the Terms and Conditions, each party shall bear its own costs and expenses of litigation or arbitration, including, but not limited to, attorney fees, travel expenses, deposition costs, expert witness expenses and fees, court costs and other costs incurred in connection with bringing or defending such action whether or not incurred in trial or appeal (excluding fees and expenses of arbitrators and administration fees and expenses of arbitration).

Section 6.13 – Pronouns/Gender: Pronouns and nouns shall refer to the masculine, feminine, neuter, singular, or plural, as the context shall require.

Section 6.14 Waiver: Waiver of breach of the Agreement or the Terms and Conditions shall not constitute waiver of another breach. Failing to enforce a provision of the Agreement or the Terms and Conditions shall not constitute a waiver or create an estoppel from enforcing such provision.

Section 6.15 Relationship of the Parties: It is agreed that the relationship of the parties is primarily that of licensee and licensor. Nothing herein shall be construed as creating a partnership, an employment relationship, or an agency relationship between the parties, or as authorizing either party to act as agent for the other. Each party shall maintain its separate identity.

Signatures start on next page

IN WITNESS WHEREOF, this Agreement has been executed as of November 11, 2003.

LICENSOR:	LICENSEE:
	Underwriters Rating Board and URB Services Corp.
The Bluebook International, Inc.	Licensee Company Name: James R. Lichtel
By: Daniel T. Josipovich [signature]	By: James R. Lichtel [signature]
Print Name: Daniel Josipovich	Print Name: JAMES R. LICHTEL Manager/ President
Title: COO	Title:
Date: 11/11/03	Date: 11 11 03
Address: 21098 Bake Parkway Suite 100	Licensee Facilities: 2932 Curry Road Schenectady, New York 12303
Lake Forest, Ca 92630	

FRM4237
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